EXHIBIT A


                  Names,   corporate  affiliations  and  business  addresses  of
individuals who may act during 1998, 1999 and 2000 in matters included within the exemption provided by paragraph (b) of Rule 71:



                          West Texas Utilities Company

Eric Blakely
Jeff Broad
Paul Brower
Cleve Evans
Mark Hunt
Floyd Nickerson
C. W. Stephenson
David Teeter

the business address of each of whom is 1616 Woodall Rodgers Freeway, Dallas, Texas, 75202-1234.